Exhibit 99.1

Shake Shack Announces Second Quarter 2016 Financial Results
- Second Quarter Total Revenue Grew 37.2% -
- Same-Shack Sales Increased 4.5% -

NEW YORK, NY (Business Wire) — August 10, 2016 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the second quarter ended June 29, 2016, a period that included 13 weeks.
Financial Highlights for the Second Quarter 2016:

▪	Total revenue increased 37.2% to $66.5 million.

▪	Shack sales increased 38.3% to $64.4 million.

▪	Same-Shack sales increased 4.5%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 40.6% to $19.9 million, or 30.8% of Shack sales.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 39.3% to $15.6 million.

▪	Net income was $3.3 million, or $0.14 per diluted share.

▪
Adjusted pro forma net income*, a non-GAAP measure, increased 51.9% to $5.2 million, or $0.14 per fully exchanged and diluted share, compared to $3.4 million, or $0.09 per fully exchanged and diluted share in the prior year period.

▪	Seven system-wide Shack openings, including four domestic company-operated Shacks and three licensed Shacks.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss), adjusted EBITDA to net income (loss), and adjusted pro forma net income to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “For the second quarter, we increased revenue over 2015 by 37.2%, opened four new company-operated Shacks domestically, three licensed Shacks and grew comps by 4.5%, on top of an impressive 12.9% increase last year. We continue to execute on our growth strategy, while delivering industry-leading AUVs and, in this past quarter, our 30.8% Shack-level operating profit margin set a new record. Innovating around our core menu continues to be a key driver of our success with the addition of our Chick’n Shack, launched in January, and our most recent LTO, the Bacon Cheddar Shack, launched in June.”
Garutti continued, “Domestically, given favorable development tailwinds in our 2016 pipeline, we have increased guidance to open 18 domestic company-operated Shacks this year. Next week we will reach a milestone of our 100th Shack opening worldwide. We have never been more excited about the opportunities ahead of us and are committed to investing in our team as we envision and execute the next 100 great Shacks."
Development Highlights
During the quarter, the Company opened four domestic company-operated Shacks, including a Shack in the Fashion Centre at Pentagon City, two Shacks in New York — a Shack in the iconic Herald Square and a second Queens Shack located in Forest Hills —as well as the Company's first Shack in Minnesota, located in the Mall of America. Additionally, the Company opened one domestic licensed Shack in the Las Vegas market at the T-Mobile Arena and two international licensed Shacks—a second Shack in the Japan market in Ebisu and the Company's first Shack in Bahrain at the Bahrain City Centre shopping center.

Location	Type	Opening Date
Muscat, Oman — City Centre Muscat	International Licensed	February 6
Scottsdale, AZ — Fashion Square	Domestic Company-Operated	February 26
Phoenix, AZ — Uptown Plaza	Domestic Company-Operated	March 9
West Hollywood, CA — West Hollywood	Domestic Company-Operated	March 15
Las Vegas, NV — T-Mobile Arena	Domestic Licensed	April 6
Tokyo, Japan — Ebisu Atre West	International Licensed	April 15
Manama, Bahrain — City Centre Bahrain	International Licensed	April 30
Arlington, VA — Fashion Centre at Pentagon City	Domestic Company-Operated	May 4
New York, NY — Herald Square	Domestic Company-Operated	May 18
Forest Hills, NY — Forest HIlls	Domestic Company-Operated	May 26
Bloomington, MN — Mall of America	Domestic Company-Operated	June 9
Subsequent to the end of the quarter, the Company opened two domestic company-operated Shacks in New York— a Manhattan Shack located at the Fulton Transit Center and the Company's first Shack in Westchester at the Cross County Shopping Center. Additionally, the Company opened two international licensed Shacks including a Shack located at the Marina Mall in Abu Dhabi as well as the Company's first Shack in South Korea.
Second Quarter 2016 Review
Total revenue, which includes Shack sales and licensing revenue, increased 37.2% to $66.5 million in the second quarter of 2016, from $48.5 million for the second quarter of 2015. Shack sales for the second quarter of 2016 were $64.4 million, an increase of 38.3% from $46.6 million in the same quarter last year, due primarily to the opening of new Shacks, as well as same-Shack sales growth. Licensing revenue for the second quarter was $2.1 million, an increase of 10.7% from $1.9 million in the same quarter last year, due primarily to the opening of new licensed Shacks, offset by lower revenue from Shacks located primarily in the Middle East.
Same-Shack sales increased 4.5% for the second quarter of 2016 versus 12.9% growth in the second quarter last year. The comparable Shack base includes those restaurants open for 24 months or longer. For the second quarter of 2016, the comparable Shack base included 23 Shacks versus 16 Shacks for the second quarter of 2015.
Average weekly sales for domestic company-operated Shacks remained constant at $102,000 for the second quarter of 2016 compared to the same quarter last year.
Shack-level operating profit, a non-GAAP measure, increased 40.6% to $19.9 million for the second quarter of 2016 from $14.1 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins increased 50 basis points to 30.8% as we experienced higher flow through from lower than anticipated food costs and the leveraging of labor and related expenses on the increased Shack sales. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $7.5 million for the second quarter of 2016 from $6.1 million in the same quarter last year. As a percentage of total revenue, general and administrative expenses decreased to 11.3% for the second quarter of 2016 from 12.5% in the second quarter last year, primarily due to the benefit of higher Shack sales, offset by higher consulting fees and incremental costs associated with our first annual shareholders' meeting.
Adjusted EBITDA, a non-GAAP measure, increased 39.3% to $15.6 million. As a percent of total revenue, adjusted EBITDA margins increased approximately 40 basis points to 23.5% compared to 23.1% for the year ago period. A reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Net income was $3.3 million, or $0.14 per diluted share, for the second quarter of 2016, compared to net income of $1.1 million, or $0.08 per diluted share, for the same period last year.
Adjusted pro forma net income, a non-GAAP measure, increased 51.9% to $5.2 million, or $0.14 per fully exchanged and diluted share during the second quarter of 2016, compared to $3.4 million, or $0.09 per diluted share during the second quarter of 2015. A reconciliation between net income (loss) and adjusted pro forma net income is included in the accompanying financial data.

Updated 2016 Outlook
For the fiscal year ending December 28, 2016, the Company is revising its financial outlook to the following:

▪	Total revenue between $253 million and $256 million (vs. $245 million to $249 million).

▪	Same-Shack sales growth between 4% and 5%.

▪	18 (vs. 16) total new domestic company-operated Shacks to be opened in 2016.

▪	Seven licensed Shacks, net of a relocation (an increase of one Shack from the previous guidance).

▪	Approximately 50 basis points (vs. 75 to 100 basis points) of deleverage in labor and related expenses as a percentage of Shack sales, on a year-over-year basis.

▪	Adjusted pro forma effective tax rate between 40% and 41%.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2016 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (888) 461-2024 or for international callers by dialing (719) 325-2144. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 7035546. The replay will be available until August 17, 2016.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 months or longer.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, we make fractional adjustments to the number of operating weeks such that it corresponds to the period of associated sales.
"Shack-level operating profit margin" is defined as Shack sales less certain operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA” means, for any reporting period, net income before interest, taxes, depreciation and amortization.
“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that the Company does not consider in their evaluation of ongoing operating performance. These items include equity-based compensation expense, non-cash deferred rent adjustments, pre-opening costs, as well as certain non-recurring charges.
"Adjusted pro forma net income" represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding membership interests of SSE Holdings, LLC for shares of Class A common stock, adjusted for certain non-recurring items the Company does not believe directly reflect their core operations.
About Shake Shack
Shake Shack® (NYSE: SHAK) is a modern day “roadside” burger stand known for its 100% all-natural, antibiotic-free Angus beef burgers, chicken (no hormones added ever), flat-top dogs, frozen custard, crinkle cut fries, beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has opened multiple locations in 15 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Epstein, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal year 2016, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2015 filed with the Securities and Exchange Commission ("SEC") on March 30, 2016. All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 29, 2016		July 1, 2015		June 29, 2016		July 1, 2015
Shack sales	$64,406	96.9%	$46,583	96.1%	$116,559	96.6%	$82,630	95.8%
Licensing revenue	2,066	3.1%	1,867	3.9%	4,078	3.4%	3,628	4.2%
TOTAL REVENUE	66,472	100.0%	48,450	100.0%	120,637	100.0%	86,258	100.0%
Shack-level operating expenses(1):
Food and paper costs	18,104	28.1%	13,717	29.4%	33,136	28.4%	24,721	29.9%
Labor and related expenses	15,262	23.7%	11,168	24.0%	28,424	24.4%	20,269	24.5%
Other operating expenses	5,979	9.3%	3,723	8.0%	10,898	9.3%	7,203	8.7%
Occupancy and related expenses	5,209	8.1%	3,859	8.3%	9,532	8.2%	7,042	8.5%
General and administrative expenses	7,496	11.3%	6,052	12.5%	14,380	11.9%	24,437	28.3%
Depreciation expense	3,404	5.1%	2,447	5.1%	6,510	5.4%	4,638	5.4%
Pre-opening costs	2,085	3.1%	1,240	2.6%	4,110	3.4%	2,653	3.1%
TOTAL EXPENSES	57,539	86.6%	42,206	87.1%	106,990	88.7%	90,963	105.5%
OPERATING INCOME (LOSS)	8,933	13.4%	6,244	12.9%	13,647	11.3%	(4,705)	(5.5)%
Interest expense, net	68	0.1%	84	0.2%	132	0.1%	162	0.2%
INCOME (LOSS) BEFORE INCOME TAXES	8,865	13.3%	6,160	12.7%	13,515	11.2%	(4,867)	(5.6)%
Income tax expense	2,316	3.5%	1,015	2.1%	3,615	3.0%	1,248	1.4%
NET INCOME (LOSS)	6,549	9.9%	5,145	10.6%	9,900	8.2%	(6,115)	(7.1)%
Less: net income attributable to non-controlling interests	3,251	4.9%	4,027	8.3%	5,140	4.3%	5,435	6.3%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$3,298	5.0%	$1,118	2.3%	$4,760	3.9%	$(11,550)	(13.4)%

Earnings (loss) per share of Class A common stock:
Basic	$0.15		$0.09		$0.22		$(0.96)
Diluted	$0.14		$0.08		$0.22		$(0.96)
Weighted-average shares of Class A common stock outstanding:
Basic	22,553		12,058		21,453		12,006
Diluted	23,050		13,339		21,931		12,006

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	June 29, 2016	December 30, 2015
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$68,371	$70,849
Total assets	$467,367	$379,547
Total liabilities	$288,738	$222,528
Total equity	$178,629	$157,019

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2016	July 1, 2015	June 29, 2016	July 1, 2015
SELECTED OPERATING DATA:
Same-Shack sales growth	4.5%	12.9%	6.9%	12.4%
Shacks in the comparable base	23	16	23	16

Shack system-wide sales	$95,888	$73,944	$179,185	$138,247

Average weekly sales
Domestic company-operated	$102	$102	$96	$96

Shack-level operating profit	$19,852	$14,116	$34,569	$23,395
Shack-level operating profit margin	30.8%	30.3%	29.7%	28.3%

Adjusted EBITDA	$15,609	$11,209	$26,412	$18,207
Adjusted EBITDA margin	23.5%	23.1%	21.9%	21.1%

Capital expenditures	$12,420	$8,371	$26,548	$16,929

Shack counts (at end of period):
System-wide	95	71	95	71
Domestic company-operated	51	37	51	37
Domestic licensed	6	5	6	5
International licensed	38	29	38	29

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures"). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP measures used by the Company are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.
Shack-Level Operating Profit
Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance and are not required by, nor presented in accordance with, GAAP. The Company believes that Shack-level operating profit and Shack-level operating profit margin, when used in conjunction with GAAP financial measures, are important measures used to by management to evaluate the performance and profitability of each Shack, individually and in the aggregate. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 29, 2016	July 1, 2015	June 29, 2016	July 1, 2015
Shack-level operating profit	$19,852	$14,116	$34,569	$23,395
Add:
Licensing revenue	2,066	1,867	4,078	3,628
Less:
General and administrative expenses	7,496	6,052	14,380	24,437
Depreciation expense	3,404	2,447	6,510	4,638
Pre-opening costs	2,085	1,240	4,110	2,653
Operating income (loss)	$8,933	$6,244	$13,647	$(4,705)

Total revenue	$66,472	$48,450	$120,637	$86,258
Less: licensing revenue	2,066	1,867	4,078	3,628
Shack sales	$64,406	$46,583	$116,559	$82,630

Shack-level operating profit margin	30.8%	30.3%	29.7%	28.3%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) or cash flow from operations, as determined by GAAP. EBITDA and Adjusted EBITDA are used by management to measure the operating performance of their business, excluding specifically identified items that management believes do not directly reflect their core operations. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	June 29, 2016	July 1, 2015	June 29, 2016	July 1, 2015
Net income (loss)	$6,549	$5,145	$9,900	$(6,115)
Depreciation expense	3,404	2,447	6,510	4,638
Interest expense, net	68	84	132	162
Income tax expense	2,316	1,015	3,615	1,248
EBITDA	12,337	8,691	20,157	(67)

Equity-based compensation(1)	1,210	1,178	2,240	1,970
Pre-opening costs(2)	1,405	927	2,768	1,882
Deferred rent(3)	657	413	1,247	969
Non-recurring compensation expenses related to the IPO(4)	—	—	—	12,818
IPO-related expenses(5)	—	—	—	635
ADJUSTED EBITDA	$15,609	$11,209	$26,412	$18,207

(1)	Represents non-cash equity-based compensation expense and relate solely to stock options and performance stock units granted subsequent to the Company's IPO.
(2)    Non-capital expenditures associated with opening new Shacks exclusive of deferred rent expense incurred prior to opening.

(3)	Reflects the extent to which rent expense is greater than or less than cash rent payments.

(4)
Non-recurring compensation expense incurred in connection with the Company's IPO. Includes expense recognized upon settlement of outstanding unit appreciation rights, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(5)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that management believes do not directly reflect their core operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding stock options.
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined by GAAP. Management believes adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share supplement GAAP measures and enables them to more effectively evaluate their performance period-over-period and relative to competitors. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands, except per share amounts)	June 29, 2016	July 1, 2015	June 29, 2016	July 1, 2015
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$3,298	$1,118	$4,760	$(11,550)
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	3,251	4,027	5,140	5,435
Non-recurring compensation expenses incurred in connection with the IPO(2)	—	—	—	12,818
IPO-related expenses(3)	—	—	—	635
Income tax expense(4)	(1,310)	(1,696)	(1,853)	(2,579)
Adjusted pro forma net income	$5,239	$3,449	$8,047	$4,759

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	23,050	13,339	21,931	12,006
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	13,748	24,192	14,824	24,192
Dilutive effect of stock options	—	—	—	1,093
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	36,798	37,531	36,755	37,291

Adjusted pro forma earnings per fully exchanged share—diluted	$0.14	$0.09	$0.22	$0.13

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)
Non-recurring compensation expense incurred in connection with the Company's IPO. Includes expense recognized upon settlement of outstanding unit appreciation rights, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(3)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

(4)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 40.9% and 40.5% for the thirteen and twenty-six weeks ended June 29, 2016, respectively, and 44.0% and 44.6% for the and thirteen and twenty-six weeks ended July 1, 2015, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.